Exhibit 10.1

CEO VERSION

SEVERANCE AGREEMENT
This Agreement ("Agreement") dated as of [DATE] is by and between The Kansas City Southern Railway Company, a Missouri corporation and [EXECUTIVE NAME] ("Executive").
WHEREAS, The Kansas City Southern Railway Company desires to attract and retain certain key employee personnel and, accordingly, the Kansas City Southern Board of Directors (the "Board") has approved The Kansas City Southern Railway Company entering into a severance agreement with Executive in order to encourage Executive's continued service to The Kansas City Southern Railway Company and, where appropriate, its affiliates (the "Company");
WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits; and
WHEREAS, the Company and Executive desire to enter into this Agreement.
NOW, THEREFORE, the Company and Executive hereby agree as follows:
1.Definitions. For purposes of this Agreement only, the following definitions shall apply:

"Accrued Current Year Bonus" means (1) with respect to a General Severance, the bonus amount Executive would have received under the Kansas City Southern Annual Incentive Plan (or any successor annual, short-term incentive plan) based upon the actual achieved level of performance for the calendar year in which Executive was terminated and as if Executive had remained employed through the end of the performance period, which such amount shall be multiplied by a fraction the numerator of which is the number of days in the calendar year Executive was employed (including Executive's date of termination) and the denominator of which is 365; and (2) with respect to a CIC Severance, Executive's Target Award for the calendar year in which Executive is terminated, which such amount shall be multiplied by a fraction the numerator of which is the number of days in the calendar year Executive was employed (including Executive's date of termination) and the denominator of which is 365.
"Base Salary at Termination" means the greater of Executive's (i) annual base salary immediately preceding Executive's termination from employment or (ii) annual base salary immediately preceding a Change in Control.
"Cause" means the occurrence of any of the following events:
(i)Executive's willful and continued failure to substantially perform Executive's duties to the Company (other than any such failure resulting from Executive's incapacity due to disability), provided that the Company has delivered a written demand of substantial performance to Executive specifically identifying the manner in which the Company believes that Executive has not substantially performed the duties and that Executive has not cured such failure within 10 days after such demand or such longer period of time as may be provided by the Board in writing;
(ii)gross negligence in the performance of Executive's duties;

(iii)willful conduct by Executive which is demonstrably and materially injurious to the Company (monetarily or otherwise);
(iv)material violation of any Company policy, including any code of conduct or standard of ethics of the Company applicable to Executive;
(v)the commission of any fraud, embezzlement, misappropriation or breach of fiduciary duty by Executive relating to the performance of Executive's services to the Company;
(vi)Executive's conviction of, or pleading of guilty or nolo contendere to, a felony or any crime (including a misdemeanor) involving moral turpitude, dishonesty or theft;
(vii)Executive's willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition or similar agreement entered into by Executive in connection with his employment by the Company; or
(viii)any other act or omission that would constitute just cause at common law.

"Change in Control" means the occurrence of any of the following events:
(i)a majority of the members of the Board is replaced during any twelve (12) month period with directors whose appointment or election was not endorsed by a majority of the members of the Board in office immediately prior to the date of such appointment or election; or
(ii)any "person" or "group" (meaning for purposes of this definition, person as such term is used in Sections 13(d) and 14(d) and group as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, to the extent consistent with and not in violation of Code Section 409A) has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group, ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the outstanding stock of Kansas City Southern (the Company's parent corporation); or
(iii)any person or group has acquired ownership of stock of Kansas City Southern that constitutes more than fifty percent (50%) of the total fair market value or total voting power of the outstanding stock of Kansas City Southern; or
(iv)any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets of Kansas City Southern that have a total gross fair market value of more than forty percent (40%) of the total gross fair market value of all of the assets of Kansas City Southern immediately before such acquisition.

"Code" means the Internal Revenue Code of 1986, as amended.
"Confidential Information" includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by the Company or its customers and (i) is proprietary to, about, or created by the Company or its customers; (ii) gives the Company or any of its customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of the Company or its customers; and (iii) is not typically disclosed by the

Company or its customers, or known by persons who are not employed by the Company or its customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include information pertaining to business operations of the Company or its customers, such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning.
"Good Reason" means the occurrence of any of the following events without Executive's prior written consent:
(i)a material reduction in Executive's total direct compensation (which includes Executive's annual base salary, annual incentives and long-term incentives) from the Company (other than a general reduction that affects all similarly situated executives in substantially the same proportion due to a material deterioration in the Company's financial condition);
(ii)a relocation of Executive's principal place of employment by more than fifty (50) miles, if such change increases Executive's commute from Executive's principal residence by more than fifty (50) miles;
(iii)a material, adverse change in Executive's authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), or the assignment of additional duties that are materially inconsistent with the title or office held by Executive except as had been agreed to by Executive in writing;
(iv)a material adverse change in the reporting structure applicable to Executive;
(v)any failure by the Company to obtain an agreement from any successor or assign of the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; and
(vi)any other action or inaction that constitutes a material breach by the Company of this Agreement.
Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within 60 days of providing Company written notice of the circumstances providing grounds for termination for Good Reasons, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
"Severance Bonus" means Executive's Target Award for the calendar year in which Executive is terminated.
"Target Award" means the amount eligible to be paid under an award granted pursuant to the Kansas City Southern Annual Incentive Plan, or any successor plan, if the target performance goal(s) is achieved in the applicable performance period.
"Total Accrued Compensation" means Executive's (i) base salary that was earned but unpaid through the date of termination, (ii) earned but unpaid vacation or other paid time-off in accordance with the

Company's policies and applicable laws, and (iii) any bonus amounts earned in the year prior to the date of termination but not yet paid at the time of termination.
"Total Severance Cash Compensation" means Executive's (i) Base Salary at Termination, plus (ii) the Severance Bonus.
2.Accrued Benefits.
In addition to the Severance Benefits described in Paragraph 3 below, and regardless of whether Executive executes the Release or Arbitration Agreement described in Paragraph 5, upon Executive's termination from employment, the Company shall pay to Executive Executive's Total Accrued Compensation plus a reimbursement for documented, accrued and unreimbursed business expenses (provided such expenses are permitted to be incurred by Executive and are reimbursable by Company under Company's policies). The Total Accrued Compensation and any approved reimbursement(s) shall be paid within ten (10) calendar days after Executive's termination date.
3.Severance Benefits. Subject to Executive's compliance with the terms of this Agreement, in the event of the termination of Executive's employment for reasons described below, the Company shall pay and provide Executive with the severance benefits described in this Paragraph 3 (the "Severance Benefits").
(a)Cash Severance Benefits.
(i)If, at any time, except in the event of a CIC Severance described in Paragraph 3(a)(ii), Executive's employment is terminated by the Company without Cause or by Executive for Good Reason (a "General Severance"), Executive shall be entitled to an amount equal to two (2) times Executive's Total Severance Cash Compensation, which shall be paid in substantially equal installments in accordance with the Company's regular payroll practices over a period of twelve (12) months commencing on the payment commencement date of the severance benefits described below in Paragraph 3(e) below.
(ii)If Executive's employment is terminated within twenty-four (24) months immediately following a Change in Control and such termination is by the Company without Cause or by Executive for Good Reason (a "CIC Severance"), Executive shall be entitled to an amount equal to three (3) times Executive's Total Severance Cash Compensation, which shall be paid in substantially equal installments in accordance with the Company's regular payroll practices over a period of twelve (12) months commencing on the payment commencement date of the severance benefits described below in Paragraph 3(e) below. For the sake of clarity, any termination by the Company without Cause or by Executive for Good Reason occurring after twenty-four (24) months of a Change in Control shall be a General Severance, not a CIC Severance.
(b)Welfare Severance Benefits.
In the event of a General Severance or CIC Severance, if Executive timely and properly elects health plan continuation coverage under COBRA for Company's medical, dental, and/or vision plans, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive's dependents and the monthly premium amount paid by similarly situated active executives. Executive shall be eligible to receive such reimbursement until the earliest of: (i) in the event of a General Severance, the twelve (12) month anniversary of Executive's termination date, or in the event of a CIC Severance, the eighteen (18) month anniversary of Executive's termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage (including where Executive or a dependent fails to meet the eligibility requirements under the applicable plan for such coverage); (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source; (iv) the date Executive fails to timely elect to continue such coverage for Executive and/or Executive's dependents pursuant to COBRA; and (v) the date Executive fails to timely pay the cost of such coverage.
Notwithstanding the foregoing:
(i)if the Company's payments under this Paragraph 3(b) would violate the nondiscrimination rules applicable to self-insured group health plans under Section 105(h) of the Code or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 3(b) in a manner as is necessary to comply with the Code and the Affordable Care Act, including, but not limited to, an arrangement for a cash equivalent or the inclusion of such reimbursement in Executive's taxable income; and
(ii)to the extent such coverage would result in tax penalties to Executive pursuant to Section 409A of the Code, in lieu of such coverage and for such time as stated in Paragraph 3(b) (12 months for a General Severance and 18 months for a CIC Severance, subject to limitations in the event Executive is eligible for coverage from another employer or source), the Company shall pay Executive an amount in cash equal to the difference between the cost paid by Executive to purchase such coverage on the open market and the monthly premium amount paid by similarly situated active executives of the Company.
(c)Accrued Current Year Bonus. In the event of a General Severance Executive shall be entitled to Executive's Accrued Current Year Bonus, which Accrued Current Year Bonus shall be paid at the same time annual bonuses are paid to similarly situated active executives of the Company (approximately March of the calendar year following the calendar year in which the bonus is earned). In the event of a CIC Severance Executive shall be entitled to Executive's Accrued Current Year Bonus, which Accrued Current Year Bonus shall be paid, in a lump sum payments at the same time that Executive's other Severance Benefits commence to be paid in accordance with Paragraph 3(e).
(d)Outplacement Benefits. In the event of a General Severance or CIC Severance, Company will pay reasonable costs of an outplacement service used by Executive (up to $25,000 per full or partial calendar year) for a period not to exceed one year following termination of employment.
(e)Timing of Payment. Subject to the timely execution of the Arbitration Agreement and the timely execution and non-revocation of the Release, both described in Paragraph 5, and subject to the other terms and conditions of this Agreement, including Paragraph 7, the Severance Benefits described in this Paragraph 3 shall commence to be paid and provided to Executive on the first regular Company pay date that occurs after ten (10) calendar days after Executive executes and returns the Arbitration Agreement and the Release described in Paragraph 5. Reimbursement of welfare severance benefits described in Paragraph 3(b) shall be paid to Executive in arrears on the first Company pay date of the month immediately following the month in which Executive timely remits the premium payment.
(f)The treatment of any outstanding equity awards in conjunction with a General Severance or CIC Severance shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreement.
4.Taxes.
(a)All Severance Benefits to be provided to Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.

(b)Notwithstanding anything in this Agreement to the contrary, if any of the Severance Benefits provided for in this Agreement together with any other payments and benefits which Executive has the right to receive from the Company in connection with a change in control (the "Total Payments") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code, Executive shall receive the Total Payments unless (i) the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise taxes payable by Executive under Section 4999 of the Code (the "Excise Taxes")) if Executive were to receive the Total Payments has a lesser aggregate value than (ii) the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive) if Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to the Excise Taxes (the "Reduced Payments"), in which case Executive shall be entitled only to the Reduced Payments. If Executive is to receive the Reduced Payments, the Company shall reduce the parachute amount by reducing or eliminating the Severance Benefits under this Agreement in the order in which they first appear in Paragraph 3.
(c)The parties to this Agreement intend that the Severance Benefits that may be provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Any Severance Benefits described in this Agreement that are due within the "short-term deferral period" as defined by Section 409A of the Code, or that qualify as "involuntary separation pay" within the meaning of the Section 409A regulations, shall not be treated as nonqualified deferred compensation unless applicable law requires otherwise. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409 of the Code, such amount shall not be paid unless and until Executive's termination of employment is also a "separation from service" within the meaning of Section 409A of the Code. To the extent that Executive is a "specified employee" for purposes of Section 409A of the Code, any payment that constitutes nonqualified deferred compensation under Section 409A of the Code will not commence until the first business day after the date that is six (6) months following Executive's separation from service (the "Delayed Payment Date"). On the Delayed Payment Date the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required by Section 409A of the Code and any remaining payments shall be paid as scheduled. For purposes of this Agreement, each payment in a series of payments shall be regarded as a "separate payment" within the meaning of Section 409A of the Code. To the extent that any payment under this Agreement is subject to Code Section 409A and an applicable payment event is a Change in Control, or an allowable payment "toggle" right is contingent upon a Change in Control having occurred, in addition to satisfying the above definition of Change in Control, such Change in Control must also constitute a change in control event under Code Section 409A.
5.Arbitration Agreement and Release. Executive's entitlement to receive the Severance Benefits contemplated by this Agreement hereof shall be contingent upon Executive executing and not revoking (a) the Company's Arbitration Agreement (if such agreement has not already been executed prior to this Agreement) (the "Arbitration Agreement"); and (b) a release and covenant not to sue in the form substantially similar to the Confidential Full and General Release affixed to this Agreement (the "Release") within forty-five (45) days of the date Executive receives such Release. If such forty-five (45) day period begins in one calendar year and ends in another calendar year, any payments that are nonqualified deferred compensation for purposes of Section 409A of the Code shall commence in the later calendar year with the first such installment including any amounts that would have been paid during the period of delay if the delay were not required by Section 409A. By execution of this Agreement, Executive hereby acknowledges and agrees that such payments are and shall be good and sufficient consideration for such Release.
6.No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this

Agreement and, except as contemplated by Paragraph 3(b) hereof, any Severance Benefits payable to Executive hereunder shall not be subject to reduction for any compensation received from other employment.

7.Other Conditions to Payment. In addition to the requirements set forth in Paragraph 5 of this Agreement, Executive's entitlement to receive the Severance Benefits contemplated by this Agreement hereof shall be contingent upon Executive's compliance with the following terms:

(a)Confidentiality and Non-Disclosure.
(i)Executive understands and agrees that Executive has been given Confidential Information during Executive's employment with the Company relating to the business of the Company. Executive shall maintain in strictest confidence and not use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use in any way, publish or disclose, any Confidential Information. Executive further agrees not to remove or retain any calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information and to return, prior to Executive's termination of employment for any reason, any such information in Executive's possession. If Executive discovers, or comes into possession of, any Confidential Information after Executive's termination, Executive shall promptly return it to the Company. Executive acknowledges that the provisions of this Paragraph are consistent with the Company's policies and procedures to which Executive, as an employee of the Company, has been bound. During any such time Executive is receiving benefits pursuant to this Agreement, Executive agrees to provide in writing to the Company's Department of Human Resources the name and address of Executive's intended future employer or any subsequent employer.
(ii)Notwithstanding any obligation under this Paragraph 7(a) or any other provision in this Agreement to the contrary, nothing in this Agreement prohibits Executive from (i) reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission, Department of Defense, Congress, and any agency Inspector General ("Governmental Agencies"), (ii) communicating with any Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company, or (iii) making other disclosures that are protected under the whistleblower provisions of applicable law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(b)Non-Competition. Executive agrees that for a period of time beginning upon Executive's termination of employment from the Company and continuing for a period of one (1) year, Executive shall not:
(i)directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, joint venturer, or investor, or as a director, manager or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business, located anywhere in the geographic area then served by the Company, that competes with or engages in the business conducted by the Company;
(ii)directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, joint venturer, or investor, or as a director, manager or officer of any corporation or association, or in any other manner or capacity whatsoever: divert or attempt to divert (by solicitation or otherwise) from the Company any business with any customer, prospective customer or account of the Company with which Executive had any contact or association, which was under Executive's supervision, or the identity of which was learned by Executive as a result of Executive's employment with the Company; accept the business of any customer, prospective customer or account of the Company with whom Executive had any contact or association, which was under Executive's supervision, or the identity of which was learned by Executive as a result of Executive's employment with the Company, whether or not solicited by Executive; or induce, solicit, or cause any employee of the Company to leave the employ of the Company.
(c)Representation. After Executive's date of termination, Executive shall not in any way represent that Executive is connected with or a representative of the Company. Accordingly, Executive specifically agrees to promptly update any and all social media accounts that Executive accesses, uses, or maintains to reflect the fact that Executive is no longer employed by the Company. For purposes of this Paragraph, social media accounts include but are not limited to Facebook, LinkedIn, Twitter, Instagram, and Four Square.
(d)Non-Disparagement. Executive agrees not to in any way or to any extent slander, libel, disparage, or otherwise impair the reputation, goodwill, or commercial interest of the Company. Executive represents and warrants that no such disparagement has occurred to date. Executive agrees that Executive will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release, media interview, social media posting, or internet posting with respect to any aspect of Executive's employment with the Company or (ii) make any statement, written or oral, with respect to past or projected future financial performance of the Company.
(e)Return of Property. In addition to the return of any Confidential Information, described in Paragraph 7(a), Executive agrees that Executive has returned all tangible and intangible property belonging to the Company. Such property includes but is not limited to any and all financial records and data; any written material in Executive's possession including but not limited to product information, engineering information, customer lists, and the Company policies and procedures; automobiles; credit cards; keys; equipment; product and/or customer lists and data; contracts; personnel information; project development information; written proposals and studies; and proprietary software purchased or developed by or for the benefit and use of the Company. Executive further represents and warrants that Executive has not retained any copies, electronic or otherwise, of such property.
(f)Remedies and Enforcement.
(i)Executive acknowledges that any breach of the requirements contained in Paragraph 7 of this Agreement would cause irreparable injury to the Company and that its remedy at law would be inadequate and, accordingly, Executive consents to and agrees that the Company may seek expedited relief to enforce the provisions of this Paragraph 7, without the necessity of proof of actual damage. This right to expedited relief shall not prohibit the Company from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Executive further agrees that the Company may provide a copy of this Agreement to any prospective employer of Executive that the Company believes is a competitor.
(ii)If Executive violates the provisions of this Paragraph 7, Executive:

(1)shall forfeit all right to future benefits under this Agreement;
(2)shall refund to the Company any severance payments, the value of any severance benefits and all associated taxes paid by the Company relating thereto;
(3)shall pay reasonable attorneys' fees and all other costs incurred by the Company as a result of Executive's breach; and
(4)acknowledges that the Company may pursue any other remedies available to it as a result of Executive's breach including, but not limited to, the recovery of damages.
8.Clawback. In addition to the clawback and recovery provisions set forth in Paragraph 7 (Other Conditions to Payment), severance benefits under this Agreement are subject to clawback, recoupment, recovery and set-off in accordance with any written policies adopted by the Board from time to time for Company officers, whether or not such written policy was adopted for compliance with and enforcement of the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other subsequently-enacted federal, state or local laws regarding clawback, recoupment, recovery or set-off of compensation and benefits.
9.Cooperation. Executive agrees to be reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, any entity related to the Company, or any of its agents, officers, directors, or employees. Executive will cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, or any entity related to the Company, or any of its agents, officers, directors, or employees, whether administrative, civil, criminal in nature, in which and to the extent the Company deems Executive's cooperation necessary. In the event Executive is subpoenaed in connection with any litigation or investigation, Executive will immediately notify the Company. Reasonable actual expenses incurred by the Executive and pre-approved by the Company arising from these matters will be reimbursed by the Executive upon sufficient proof. Executive will be compensated at Executive's last regular hourly base salary with the Company for complying with the obligations set forth in this Paragraph.
10.Successors and Assigns.
(a)This Agreement is personal to Executive and is not assignable by Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement.
11.No Right to Continued Employment. Nothing contained in this Agreement shall be considered a contract of employment or construed as giving Executive any right to be retained in the employ of the Company. Nothing in this Agreement shall otherwise restrict in any way the rights of the Company to terminate Executive at any time and for any reason, with or without cause.

12.Full Settlement. If Executive is entitled to and receives the Severance Benefits provided hereunder, to the extent permitted by law, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment. This Paragraph 12 is complimentary to any provisions within the Release, and to the extent this Paragraph 12 is inconsistent with the Release, the terms of the Release shall govern.
13.Miscellaneous.
(a)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the conflict of laws principles thereof. Any dispute, to the extent not otherwise governed by the Arbitration Agreement, shall be heard in the St. Louis County Circuit Court, located in Clayton, Missouri.
(b)Amendment: Waiver. This Agreement may not be modified or amended in any manner except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as waiver of any other provision of this Agreement, or of any subsequent breach by such party or a provision of this Agreement.
(c)Entire Understanding. This Agreement, the Release, and the Arbitration Agreement constitute the entire understanding and agreement between the parties hereto with regard to the compensation and benefits payable to Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written, including the existing employment agreement between the Company and Executive, dated [DATE], as amended. This Agreement does not affect the treatment of any outstanding equity awards in conjunction with a General Severance or CIC Severance, which such awards shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreement. This Agreement, the Release, and the Arbitration Agreement shall be construed as a whole according to their fair meaning and not strictly for or against Executive or the Company.
(d)Contest Regarding this Agreement and Fees and Expenses. Any contest by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including any contest by Executive about the amount of any payment pursuant to this Agreement) shall be subject to arbitration consistent with the Arbitration Agreement executed by Executive.
(e)Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company: The Kansas City Southern Railway Company Attn.: General Counsel 427 West 12th Street Kansas City, MO 64105

If to Executive:
at Executive's last known residential address as set forth in the Company's records,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or five (5) days following mailing by registered or certified mail. It shall be Executive's responsibility to notify the Company of any change in Executive's address.
(f)Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company.
(g)Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning of interpretations of any of the provisions of this Agreement.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.
THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the date first written above.

FOR THE COMPANY		FOR EXECUTIVE
By:	_________________________	By:	_________________________
Printed Name:		Printed Name:
Title:		Title:

CONFIDENTIAL FULL AND GENERAL RELEASE

This Confidential Full and General Release (this "Release") is Executive's release of claims against the Released Parties (defined in Paragraph 3 of this Release), in consideration for Executive's receipt of the severance benefits set forth in the severance agreement between Executive and The Kansas City Southern Railway Company (the "Company"), dated [DATE] (the "Severance Agreement").

Executive has 45 days to accept and sign this Release (as well as the Severance Agreement and, if not already executed, the Arbitration Agreement) and return it to the address listed for the Company in the Severance Agreement. During this 45-day period, Executive is encouraged to review the Release carefully and to consult an attorney to determine whether Executive should sign this Release.

If Executive chooses to sign this Release, Executive must do so no sooner than Executive's Termination Date and no later than 45 days after Executive's receipt of this Release. This Release will become effective on the 8th calendar day after Executive signs it. The Release may be revoked within the 7 calendar day-period following Executive's execution of the Release by submitting a written revocation to the address listed for the Company in the Severance Agreement.

Company and [name] ("Executive") agree as follows:

1.Receipt of Release and Date of Termination: Executive received a copy of this Release on [date], and Executive's termination date with the Company is effective [date] (the "Termination Date"). If, after consideration of this Release, Executive chooses to sign it, Executive must do so no sooner than [date of termination] and no later than [date of receipt + 45 days].
2.Consideration: In consideration for Executive's execution, non-revocation of, and compliance with the terms of this Release, including the waiver and release of claims in Paragraph 3, the Company agrees to provide the severance benefits set forth in Executive's Severance Agreement (the "Severance Benefits"). Executive understands, acknowledges and agrees the Severance Benefits exceed what Executive is otherwise entitled to receive upon termination from employment, and that the Severance Benefits are paid in exchange for executing this Release.
3.Release: In consideration of the Severance Benefits, and as a material inducement to the Company to enter into the Severance Agreement and provide such Severance Benefits, Executive agrees, for Executive, Executive's heirs, executors, administrators, representatives, successors, and assigns, and anyone claiming by, through, or for Executive, or anyone making a claim on Executive's behalf (for purposes of this Paragraph, "Executive"), to irrevocably and unconditionally waive, release, and forever discharge the Company, and its respective present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and its past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under, or in concert with any of them and all other persons, firms, and corporations whomsoever (collectively "Released Parties") from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys' fees, court costs, expert witness fees, etc.) of any kind whatsoever, whether known or unknown, which Executive may now have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Executive and the Released Parties, including, but not limited to Executive's employment with the Company and the termination thereof, through the date of this Release, including but not limited to: (i) any rights and claims under any state’s human rights act, civil rights laws, or similar law, any state’s wage payment act or similar law, any wage payment act or similar law, any law governing any aspect of employment, Title VII of the Civil Rights Act of 1964 (Title VII), 42 U.S.C. § 1981, the Employment Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938, the Family & Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967 (ADEA), the Age Discrimination in Employment Act Amendments of 1990 (sometimes known as the “Older Workers Benefit Protection Act”), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Equal Pay Act of 1963 (EPA), the Worker Adjustment Retraining Notification Act of 1988, and any amendment thereto, the Federal Employer’s Liability Act, and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any claims (including without limitation Federal Rail Safety Act claims) relating to purported status as a whistleblower; (iii) any claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; (iv) any common law claims, including breach of contract, wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, personal injury or sickness, nonphysical injury, or any other harms; and (v) claims relating to oral or written contract rights, including any rights under an employment agreement and any Company incentive or benefit plan or program, including unvested stock options, and ANY RIGHTS UNDER ANY COLLECTIVE BARGAINING AGREEMENT, INCLUDING ANY SENIORITY RIGHTS, BUMPING RIGHTS AND REINSTATEMENT RIGHTS, RIGHTS TO FILE OR ASSERT A GRIEVANCE OR OTHER COMPLAINT, RIGHTS TO A HEARING (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), OR RIGHTS TO ARBITRATION UNDER SUCH AGREEMENT.
THIS MEANS THAT BY SIGNING THIS RELEASE EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE'S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, UP TO THE DATE OF THE SIGNING OF THIS RELEASE.

4.No Future Employment:    Executive agrees not to seek employment at any time in the future with the Company, its parent companies, subsidiaries, corporate affiliates or successors, and Executive agrees that if Executive inadvertently applies for employment, Executive shall immediately withdraw Executive's application upon notification that the entity to which Executive is applying is either owned by the Company, a parent company, a subsidiary, a corporate affiliate, or successor of the Company.
5.Participation in Agency Proceedings: Nothing in this Release is intended to, or shall, limit or impede Executive's right to file or pursue any administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission ("EEOC"), or any other federal, state, or local government agency charged with the enforcement of any law, including, but not limited to, any federal, state, or local civil rights or employment discrimination laws. Participation in a proceeding before any such agency, or cooperation with any such agency in its investigation, shall not constitute a breach of the covenant not to sue or any other clause of this Release. In addition, nothing in this Release is intended to, or shall, limit or impede Executive’s right to file a claim for unemployment benefits, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release (except for claims arising out of laws enforced by the Securities and Exchange Commission), Executive waives Executive’s right to, and will not accept, any payments, monies, damages, recovery, or other relief, awarded in connection therewith.
6.Covenant Not to Sue: Except as otherwise provided in the Paragraph above, titled "Participation in Agency Proceedings," Executive agrees and covenants, not to sue or file any claims against the Released Parties with regard to any matters arising prior to the execution of this Release. Executive represents and warrants that no such claim has been filed to date.
7.Successors: This Release binds and inures to the benefit of Executive's heirs, administrators, representatives, executors, successors, and assigns, and all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.
8.Severability: The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
9.Controlling Law and Jurisdiction. This Release shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the conflict of laws principles thereof. Any dispute, to the extent not otherwise governed by the Arbitration Agreement, shall be heard in the St. Louis County Circuit Court, located in Clayton, Missouri.
10.Provisions Required by the Age Discrimination in Employment Act/Older Worker Benefits Protection Act: Executive acknowledges that:
(a)Executive is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;
(b)This Release does not waive rights or claims that arise after the date this Release is executed;
(c)Executive has signed this Release of Executive's own free will in exchange for Severance Benefits, which Executive acknowledges constitutes full, fair, reasonable, and adequate consideration, to which Executive is not otherwise entitled, for the affirmations, certifications, representations, and promises made herein and in the Severance Agreement and, if not already executed, the Arbitration Agreement;
(d)Executive has carefully read and fully understands all the provisions of this Release (and the Severance Agreement and Arbitration Agreement), including this Paragraph entitled "Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act." Executive has 45 days to consider the terms of this Release, the Severance Agreement, and if not already executed, the Arbitration Agreement. The Severance Agreement shall be null and void if Executive does not execute and return this Release (and the Severance Agreement and Arbitration Agreement) by the end of the 45th calendar day following the date Executive received a copy of this Release, which date is listed in Paragraph 1, and in no event shall Executive return such Release prior to Executive's Termination Date. Executive agrees that changes made to this Release (or the Severance Agreement or Arbitration Agreement) at Executive's request do not restart the 45-day period which Executive has to review this Release;
(e)Executive has been advised in writing by this Release that Executive should consult with an attorney prior to executing this Release;
(f)Executive understands and agrees that this Release shall not become effective or enforceable until 7 calendar days after it is executed by Executive and during that 7-day period (the "Revocation Period") Executive may revoke this Release. If Executive wishes to revoke this Release following its execution, Executive must do so in writing and must deliver such revocation to the address for the Company listed in Executive's Severance Agreement. If Executive does not timely revoke, this Release goes into force and effect on the 8th calendar day following its execution; and
(g)Executive also understands that, should Executive decide to revoke this Release within 7 days of signing, the Release will not be effective and the Severance Benefits which the Company has promised in Executive's Severance Agreement shall not be paid or provided.
11.Arbitration. Any contest by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Release or the Severance Agreement (including any contest by Executive about the amount of any Severance Benefits) shall be subject to arbitration consistent with the Arbitration Agreement executed by Executive, the terms of which are incorporated into this Release by reference.
[SIGNATURES ON THE FOLLOWING PAGE]
I have carefully read this Release, the Severance Agreement, and the Arbitration Agreement; I fully understand the contents and the effects thereof, including Paragraph 3 of this Release; I understand that I have a right to review this Release with an attorney of my choice; and I have executed this Release, the Severance Agreement, and the Arbitration Agreement of my own free will, without any coercion by the Company, the Released Parties, or any of the Company's or the Released Parties' directors, officers, employees, agents or representatives.

THIS RELEASE CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE

By:
	[Name]	Date

THE COMPANY

By:
	[Name, Title]	Date